Exhibit 5.

Jeffrey S. Conrad
Attorney at Law

301 East Ocean Blvd.
Long Beach, CA 90802
Telephone: (562) 983- 0660
Telecopier: (562) 983-0662





October 13, 2003

U.S. Securities and Exchange Commission
Division of Corporate Finance
Washington D.C. 20549

Re:  Registration Statement on Form S-8

Dear Sir/Madame:

I have acted as counsel for Xtreme Companies, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of the Company's Registration
Statement on Form S-8 under the Securities Act of 1933, as amended, (the
"Registration Statement"), relating to 8,000,000 shares of the Company's common stock, par value $0.001, (the
"common stock"), issuable pursuant to the Company's
Non-Employee Directors and Consultants Retainer Stock Plan.

     I have examined such documents, corporate records and other instruments, as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to the Articles of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto.

     Based on and in reliance on the foregoing examination, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

My opinion is limited by and subject to the following:
(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of Nevada.
(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity of the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.
(c) My opinion is based solely on and limited to the federal laws of the United States of American and the Nevada Statutes.
I express no opinion as to the laws of other jurisdictions.

Sincerely,

/s/ Jeffrey Conrad
_______________
Jeffrey Conrad, Esq.